Exhibit No. 10.19

Amendment No. 1 to Agreement And Plan of Merger between All Communications and View Tech, Inc.

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of February 29, 2000, by and between All Communications Corporation, a New Jersey corporation ("ACC") and View Tech, Inc., a Delaware corporation ("VTI").

                              W I T N E S S E T H:

     WHEREAS, ACC and VTI have entered into that certain Agreement and Plan of Merger dated as of December 27, 1999 (the "Merger Agreement") providing for the merger of ACC with and into VTI (the "Merger") upon the terms and subject to the conditions set forth therein; and

     WHEREAS, ACC and VTI have reinstated and reaffirmed that the Merger Agreement is in full force and effect; and

     WHEREAS, ACC and VTI desire to adjust certain of the terms of the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to, and on the terms and conditions herein set forth, the parties hereto agree as follows:

     1. Final Termination Date. The definition of "Final Termination Date" set forth in Article I of the Merger Agreement is amended by deleting the date "February 29, 2000" and substituting therefor the following "April 30, 2000; provided, however, that the Final Termination Date shall be 5:00 PM New York City time on March 6, 2000 if VTI has not received at least $2,000,000 in gross proceeds from the exercise of outstanding warrants to purchase VTI Common Stock on or before March 6, 2000"

     2. Extension of Escrow Period. The period during which the Escrow Agent shall hold the Escrow Shares under the Escrow Agreement shall be increased to eighteen months and Section 3.5(b) of the Merger Agreement is amended by deleting the number "twelve" in the third sentence thereof and substituting therefor the number "eighteen."

     3.  Extension of Closing  Date.  The Closing or Closing Date referred to in
Section 3.8 of the Merger Agreement shall occur no later than April 30, 2000 and
Section 3.8 of the Merger Agreement is amended by deleting the date "February 29, 2000" and substituting therefor the following "April 30, 2000; provided, however, that VTI and ACC may, by mutual written consent, extend such date"

     4. Removal of Certain Conditions to Obligations of ACC. Section 7.3(g) of the Merger Agreement relating to a private placement of not less than $4,000,000 of equity securities of the Surviving Corporation as a condition of ACC's obligation to consummate the transactions contemplated under the Merger Agreement is hereby deleted in its entirety.

     5. VTI Indemnification Obligations. VTI's indemnification obligations under
Section 9.2(a) of the Merger Agreement shall be extended to cover certain risks in connection with VTI's sale of USTelecenters, Inc. and Vermont Network Services Corporation to OC Mergerco 4, Inc. on February 18, 2000 and Section 9.2(a) is hereby amended to read in its entirety as follows:

     "(a) VTI hereby agrees to indemnify ACC, its successors and assigns, and the officers, directors, affiliates, employees, controlling persons and agents of the foregoing (collectively, the "ACC Indemnified Persons"), and hold each of them harmless against and in respect of any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "Damages") incurred or suffered by any of them by reason of (i) a breach of any of the representations


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or warranties made by VTI in this Agreement;  (ii) the  nonperformance  (whether partial or total) of any covenants or agreements  made by VTI in this Agreement;
(iii) the value of the Pentastar Communications, Inc. stock received by VTI in connection with the sale of USTelecenters, Inc. ("UST") and Vermont Network Services Corporation ("VNSC") to OC Mergerco 4, Inc. ("OCM") under that certain Asset Purchase Agreement dated as of December 31, 1999 among UST, VNSC, OCM and VTI (the "UST/VNSC Purchase Agreement") being less than One Hundred Fifty Thousand Dollars ($150,000.00) at the Termination Date (as defined in the Escrow Agreement (based upon the trading price for the five day period ending on the Termination Date); and (iv) any payments by VTI (or Wire One upon closing of the Merger Agreement) with respect to any of the Excluded Liabilities (as set forth under Section 2.3 of the UST/VNSC Purchase Agreement; provided, however, that VTI shall not have any liability under any of the foregoing clauses (i) and (ii) unless the aggregate of all Damages relating thereto for which VTI would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000; and provided, further, that for purposes of determining the amount of Damages under said clauses for the breach of any representation, warranty or
covenant  in  this  Agreement  that  contains  a  materiality  qualifier,   such
representation, warranty or covenant shall be deemed breached where the Damages relating thereto, individually or in the aggregate, are in excess of $20,000 (which Damages, once such $20,000 threshold has been surpassed, shall be included in full in determining whether the aggregate amount of Damages exceeds the $50,000 amount set forth in the next preceding proviso)."

     6. Miscellaneous. Capitalized terms not defined herein shall have the meanings given to such terms in the Merger Agreement. Except as expressly modified hereby, the Merger Agreement and the other agreements entered into thereunder or contemplated thereby shall continue in full force and effect. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                              ALL COMMUNICATIONS CORPORATION


                                              By: /S/ RICHARD REISS
                                                  ------------------------------
                                                  Name: RICHARD REISS
                                                  Title: PRESIDENT

                                              VIEW TECH, INC.


                                              By: /S/ S. DOUGLAS HOPKINS
                                                  ------------------------------
                                                  Name: S. DOUGLAS HOPKINS
                                                  Title: CHIEF EXECUTIVE OFFICER

                                              By: /S/ DAVID MILLET
                                                  ------------------------------
                                                  Name: DAVID MILLET
                                                  Title: Director


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